Exhibit 10.14(a)

FIRST AMENDMENT TO THE
CELANESE AMERICAS SUPPLEMENTAL RETIREMENT SAVINGS PLAN
AS AMENDED AND RESTATED
EFFECTIVE AS OF JANUARY 1, 2009

WHEREAS, Celanese Americas LLC (the "Company") sponsors the Celanese Americas Supplemental Retirement Savings Plan (the "Plan"); and
WHEREAS, the Plan was amended and restated effective as of January 1, 2009; and
WHEREAS, pursuant to Section 9.1 of the Plan, the Company's Benefits Committee has the authority to amend the Plan
NOW, THEREFORE, Sections 4.2 and 10.5 the Plan are hereby amended and restated as follows:
4.2    Amount of Interest. Each Participant's Account shall be increased by an earnings adjustment amount on each Valuation Date. The earnings adjustment amount on each Valuation Date shall be the rate of return of the 1-3 Year Government/Credit Bond Index Fund-F under the Qualified Savings Plan since the most recent Valuation Date multiplied by the Participant's Account Balance on the most recent Valuation Date.
10.5    Governing Law. Except to the extent preempted by federal law, the Plan shall be construed in accordance with the laws of the State of Texas without regard to conflict of law rules, and all disputes and controversies shall be subject to the exclusive venue and jurisdiction of the federal courts located in the Northern District of Texas.

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed by its duly authorized representative on this 10th day of April, 2013.

CELANESE BENEFITS COMMITTEE

By:	/s/ James Coppens

By:	/s/ Christopher W. Jensen

By:	/s/ Jan Dean